Exhibit 10.1

THIS LETTER AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of March, 2020, by and among Pineapple Express, Inc., a Wyoming corporation (the “Seller”), Neu-Ventures Inc., a California corporation, and Jaime Ortega, an individual (“Ortega”) (collectively referred to as the “Parties”). This Agreement shall supersede and replace any prior letter agreements between the Parties concerning the subject matter herein.

WHEREAS, Buyer and Seller entered into an Asset Purchase and Sale Agreement, dated as of September 4, 2019 (the “APA”), whereby upon execution of the APA, the Buyer acquired, on a contingent basis, the domain <www.THC.com> (the “Asset”); and

WHEREAS, the APA contemplated that the Buyer shall (i) adhere to the terms of a licensing agreement pursuant to which the Asset was contingent and (ii) assume a licensor relationship with an existing third party licensee; and

WHEREAS, Buyer and Seller now wish to supplement the APA, as provided herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties, intending to be legally bound hereby, agree as follows:

1. Assumption of Liabilities Related to the Asset. Buyer acknowledges the Asset is subject to certain ongoing litigation, and upon the Closing (as defined below) Buyer agrees to undertake all responsibility, economic, administrative and otherwise, with respect to such litigation related to the Asset. Buyer further recognizes that the Asset is currently under the control of a third-party licensee associated with the above-referenced litigation, and notwithstanding, as of the Closing, Buyer assumes all liability in securing control of the Asset from such existing third-party licensee. Upon the Closing, the Parties shall waive any contingencies and deem the terms and conditions of the APA final.

2. Cancellation of Ortega. Upon the Closing and the terms and conditions contemplated hereby, Ortega as sole principal of Buyer shall waive and cancel One Million Dollars ($1,000,000) of the aggregate existing loans extended by Ortega to Seller (the “Ortega Debt”). The Parties agree to execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

3. Closing. Subject to Section 7 herein, a closing of the transactions contemplated hereby (the “Closing”) shall occur at such time as (i) Seller’s (or its subsidiary’s) trademarks bearing the name “THC” shall be assigned to Buyer, and (ii) the URL “PineappleExpress.com”, the trade name “Pineapple Express”, and any trademarks held by seller shall be assigned to Pineapple Ventures, Inc. The Closing shall occur upon written confirmation by Buyer and Pineapple Ventures, Inc. confirming completion of the transfers set forth in this Section 3.

4. Entire Agreement. The APA shall remain in full force and effect in accordance with its original terms. This Agreement and the APA contain all of the terms agreed upon or made by the Parties relating to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

5. Mutual Confidentiality. The terms and conditions of this Agreement are confidential between the Parties and shall not be disclosed to any third party until a closing occurs which is further discussed in paragraph 7 below.

6. Litigation Expenses. Buyer to be responsible for payment of all litigation expenses for the now resolved disputes concerning licensing of the THC.com domain.

7. Cancellation of Transaction. Notwithstanding anything to the contrary herein, the transaction between the Parties contemplated under this Agreement shall not be binding and shall not be deemed closed until the trademarks and domains have been assigned and transferred in accordance with Section 3 of this Agreement. However, if the assignments and transfers under Section 3 of this Agreement have not occurred on or before April 20, 2020, then this Agreement shall terminate and be deemed null and void.

8. Counterparts and Governing Law. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and all acts and transactions pursuant to the rights and obligations accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Parties hereto have executed this Agreement as of the date first written above.

PINEAPPLE EXPRESS, INC.

By:	/s/ Shawn Credle
Name:	Shawn Credle Title: CEO

NEU-VENTURES, INC.

By:	/s/ Jaime Ortega
Name:	Jaime Ortega Title: CFO

JAIME ORTEGA

/s/ Jaime Ortega